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                                                                     EXHIBIT 3.1


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             MAGNOLIA VENTURES, INC.
                              A NEVADA CORPORATION


Richard Henry certifies that:

1. He is the President and Secretary of MAGNOLIA VENTURES, INC., a Nevada corporation (the "Corporation").

2. The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows

                                    ARTICLE I

                                      NAME
                                      ----

         The name of the corporation is AP Henderson Group.

                                   ARTICLE II

                                     PURPOSE
                                     -------

         The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE III

                                 SHARES OF STOCK
                                 ---------------

         The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred Twenty-Five Million (225,000,000), consisting of (i) Two Hundred Million (200,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) Twenty-Five Million (25,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Each one (1) share of common stock issued and outstanding on the effective date of these Restated Articles of Incorporation shall be automatically converted into 1.875 shares of common stock.



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                                   ARTICLE IV

                                    DIRECTORS
                                    ---------

     Section 4.01. GOVERNING BOARD. The members of the Governing Board of the corporation shall be styled as directors.

     Section 4.02. INITIAL BOARD OF DIRECTORS. The initial Board of Directors shall consist of one (1) member.

     Section 4.03. CHANGE IN NUMBER OF DIRECTORS. The number of directors may be increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

                                    ARTICLE V

                               PERIOD OF DURATION
                               ------------------

         The corporation shall have a perpetual existence.

                                   ARTICLE VI

                       DIRECTORS' AND OFFICERS' LIABILITY
                       ----------------------------------

         The personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer shall be eliminated to the fullest extent permissible under Nevada law except for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of
Section 78.300 of the Nevada Revised Statutes.

         If the Nevada Revised Statutes are hereinafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, so as amended.

         Any repeal or modification of the foregoing provisions of Article VI by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing prior to the date when such repeal or modification becomes effective.


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                                   ARTICLE VII

                                    AMENDMENT
                                    ---------

         This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

3. The foregoing Restated Articles of Incorporation have been approved by all members of the Corporation's board of directors by resolutions duly adopted by Unanimous Written Consent dated January 15, 2003.

4. The foregoing Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with
         Section 78.390 of the Nevada General Corporation Law. The number of shares of capital stock of the Corporation outstanding and entitled to vote on these Restated Articles of Incorporation is 24,000,000. The Restated Articles of Incorporation have been duly approved by the vote of the stockholders owning at least a majority of the issued and outstanding shares of capital stock of the Corporation by resolutions duly adopted at a special meeting of stockholders held on February 8, 2003.

The undersigned hereby declares and certifies that the facts herein stated are true and correct to his own knowledge and that these Restated Articles of Incorporation were executed on February 8, 2003.

                                         /s/ RICHARD HENRY
                                         --------------------------------
                                         RICHARD HENRY
                                         President and Secretary




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